Exhibit 10.9

AMERICAN INTERNATIONAL GROUP, INC.
2012 EXECUTIVE SEVERANCE PLAN

The Compensation and Management Resources Committee of the Board of Directors (the “Compensation Committee”) of American International Group, Inc., a Delaware corporation (the “Company”), has adopted this American International Group, Inc. 2012 Executive Severance Plan (the “Plan”), first effective as of December 4, 2012 (the “Effective Date”).  Terms not defined herein have the meanings provided in the Glossary of Terms.

I.             Purpose

The Plan is maintained for the purpose of providing severance payments and benefits for a select group of management or highly compensated employees covered by the Plan whose employment is terminated under the circumstances set forth in the Plan.

II.            Term

The Plan shall be effective as of the Effective Date and continue until terminated by the Compensation Committee with 12 months’ notice to Eligible Employees in accordance with Section VIII below.

III.          Eligibility

The employees eligible to participate in the Plan at any time (the “Eligible Employees”) shall be comprised of each employee who (1) is a full-time employee in grade level 27 or above at the time of the termination of his or her employment or (2) is eligible to participate in the American International Group, Inc. Amended and Restated Executive Severance Plan, first effective as of March 11, 2008 and as amended (the “Old Plan”) as of the Effective Date (an “Old Plan Participant”).  Notwithstanding the foregoing, if an employee has an employment agreement (or other agreement or arrangement) that provides for payment of severance in connection with a “Covered Termination” (as defined in Section IV below), the employee will not be an Eligible Employee; provided that payment of statutorily-required severance shall not prohibit an employee from being an Eligible Employee.  Receipt of the Plan by an Old Plan Participant shall be deemed to constitute notice, delivered as of the Effective Date, for the purpose of terminating the Old Plan under Section VIII of the Old Plan.

IV.          Severance

Subject to Section IV.G below, an Eligible Employee shall be entitled to receive the benefits described in this Section IV if he or she experiences a “Covered Termination”; provided that such benefits shall be modified as set forth in the appendices to the Plan to comply with local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority (together referred to as “Local Law”) for any employee whose primary worksite is outside of the United States but is not classified as a Mobile Overseas Personnel; and provided, further, that any Eligible Employee who experiences a “Covered Termination” and is entitled to statutorily-required severance shall receive the greater of such statutorily-required severance and the benefits described in this Section IV or shall have his or her benefits described in this

Section IV reduced by the statutorily-required severance paid to the Eligible Employee, as required by applicable law.

A “Covered Termination” shall be:

(1) For all Eligible Employees, a termination of service during the term of the Plan for any reason other than the Eligible Employee’s: (a) death; (b) Disability; (c) resignation (including any resignation that an Eligible Employee may assert was a constructive discharge); or (d) termination by the Company or its subsidiaries for Cause (for purposes of this Plan, the term subsidiaries shall be deemed to include both direct and indirect subsidiaries); and

(2) Notwithstanding paragraph (1) above, for any Eligible Employees in grade level 27 or above, such Eligible Employee’s termination of service during the term of the Plan as a result of resignation from his or her employment for Good Reason.

Unless otherwise stated in the Plan, for purposes of an Eligible Employee’s employment under the Plan, “termination” of employment or service shall mean the date upon which the Eligible Employee ceases to perform his or her employment duties and responsibilities for the Company and/or each of its subsidiaries and, to the extent consistent with the foregoing, shall be the “last day worked/end work date” that is coded in the payroll system applicable to the Eligible Employee.

A.    Accrued Wages and Expense Reimbursements

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive: (1) accrued wages due through the date of termination in accordance with the Eligible Employee’s employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee prior to the date of termination in accordance with Company policy (and for which the Eligible Employee has submitted proper documentation as may be required by the Company, with such documentation and each reimbursement to occur not later than one year after the Eligible Employee’s date of termination); and (3) any accrued but unused vacation pay in a lump sum paid within two and one-half months after the end of the calendar year in which the Eligible Employee’s date of termination occurs (the “Termination Year”).

B.    Severance, Generally

Except as provided in Section IV.C below, in the event of a Covered Termination, an Eligible Employee shall be entitled to receive the following:

(1) (a) A lump sum cash payment equal to the Eligible Employee’s annual short-term incentive bonus) for the year immediately preceding the Termination Year (the “Prior Year”) if such bonus has not been paid as of the date of termination (the “Prior Year Incentive”), based on the Eligible Employee’s annual short-term incentive target amount and the actual performance of the Company and/or applicable business unit or function, as determined by the Compensation Committee in its sole discretion. The Prior Year Incentive will be paid when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees and will be subject to the same clawback and repayment terms as such regularly-paid bonuses.

(b) A lump sum cash payment equal to the Eligible Employee’s annual short-term incentive bonus with respect to the Termination Year, prorated to reflect the number of full months the Eligible Employee was actively employed or on an approved leave of absence during which the Participant is receiving salary continuation from a Company payroll (a “Paid Leave of Absence”) in the Termination Year (the “Pro Rata Incentive”); provided, however, that to the extent an Eligible Employee experiences a Covered Termination prior to April 1 of the Termination Year, no Pro Rata Incentive shall be paid.  Calculation of the Pro Rata Incentive will be based on an Eligible Employee’s annual short-term incentive target amount and the actual performance of the Company and/or applicable business unit or function, as determined by the Compensation Committee in its sole discretion. The Pro Rata Incentive will be paid when annual short-term incentive bonuses for the Termination Year are regularly paid to similarly-situated active employees (but in no event later than March 15th of the year immediately following the Termination Year) and will be subject to the same clawback and repayment terms as such regularly-paid bonuses.

For the avoidance of doubt, in no event shall an Eligible Employee be entitled to a duplication of any amounts payable under this paragraph or paragraph (1) above and under the terms of the American International Group, Inc. Short-Term Incentive Plan as a result of his or her Covered Termination.

(2) A lump sum cash payment equal to the product of: (a) a “Multiplier” (as defined below) times (b) the sum of (i) the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the date of termination and the Eligible Employee’s annualized base salary rate as of the date of termination plus (ii) the average of the Eligible Employee’s annual short-term incentive bonus actually paid for the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid. Such amount will be paid as soon as practicable following the Covered Termination but in no event later than sixty (60) days thereafter (and in any event by March 15th of the year immediately following the Termination Year).  If the Eligible Employee resigns for Good Reason, the amount described in clause (i) shall be the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the event giving rise to Good Reason and the Eligible Employee’s annualized base salary rate immediately prior to the event giving rise to Good Reason.

For purposes of paragraph (1)(b) above, if no target annual short-term incentive bonus is established for the Termination Year, the Pro Rata Incentive shall be based on the average of the Eligible Employee’s annual short-term incentive bonuses paid with respect to the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid; provided that (A) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the Eligible Employee’s target annual short-term incentive bonus with respect to the most recently completed calendar year preceding the Termination Year in which the Eligible Employee was employed shall be used and (B) if the Eligible Employee received no annual short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the Eligible Employee’s target annual short-term incentive bonus with respect to the most recently completed calendar year preceding the Termination Year in which such condition did not apply shall be used.

With respect to paragraph 2 above, (a) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which Eligible Employee was employed; (b) if the Eligible Employee earns or is awarded no short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three most recently completed calendar years preceding the calendar year of termination in which such condition did not apply; and (c) if an Eligible Employee was not employed long enough for the Eligible Employee’s first short-term incentive bonus to be paid, the Eligible Employee’s target short-term incentive bonus shall be used in lieu of the average described above.

For the avoidance of doubt, with respect to this Section IV.B, (i) for any year in which an Eligible Employee was a “Top 26-100” employee subject to the determinations of the Special Master for TARP Executive Compensation (“the “Special Master”), for the purposes of determining what constitutes a short-term annual incentive bonus, (x) Variable Cash granted to the Eligible Employee (“Top 26-100 Variable Cash”) shall be deemed to be an annual short-term incentive bonus to the extent actual annual short-term incentive bonus paid is used above in this Section, and (y) Variable Cash targets with respect to the Eligible Employee shall be deemed to be an annual short-term incentive bonus to the extent target annual short-term incentive bonus is used above in this Section, and (ii) for any year in which an Eligible Employee was a “Top 25” employee subject to the determinations of the Special Master, restricted stock units issued in accordance with applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government (referred to as “TARP RSUs”) shall be considered part of annual short-term incentive bonuses solely for purposes of this Plan.

The “Multiplier” shall be as follows:

(1)  For an Eligible Employee in grade level 27 or 28: (a) 1 in the event of a termination without Cause or resignation for Good Reason; or (b) 1.5 in the event of a termination without Cause or resignation for Good Reason within twenty-four (24) months following a Change in Control (a “Change in Control Termination”); and

(2)  For an Eligible Employee in grade level 29 or above: (a) 1.5 in the event of a termination without Cause or resignation for Good Reason; or (b) 2 in the event of Change in Control Termination.

C.    Severance for Old Plan Participants

If an Old Plan Participant experiences a Covered Termination, he or she shall receive (1) the Prior Year Incentive (if applicable) , (2) the Pro Rata Incentive and (3) severance equal to (i) for an Old Plan Participant below grade level 27, the “Old Plan Benefit” (as defined below) or (ii) for an Old Plan Participant in grade level 27 or above, (A) the Old Plan Benefit plus (B) the difference, if any, between the amount provided in Section IV.B.2 and the “Old Plan Benefit” (the “New Plan Payment”).  The “Old Plan Benefit” shall be the sum of the following, divided by 12, and then multiplied by the number of months in the “Severance Period” (as defined below) applicable to the Old Plan Participant:

(1)  Annual base salary as of the date of termination; plus

(2)  The average of the Old Plan Participant’s “Annual Cash Bonuses” (as defined below) awarded and paid with respect to the three most recently completed calendar years preceding the Termination Year (including any year in which the bonus was zero); provided that: (a) if the date of termination occurs during a calendar year before the time that Annual Cash Bonuses have generally been paid out to employees for the prior calendar year’s performance, the average shall be computed based on the second, third and fourth calendar years prior to the calendar year in which the termination occurs, (b) if the Old Plan Participant was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which the Old Plan Participant was employed and (c) if the Old Plan Participant earns or is awarded no bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three most recently completed calendar years preceding the Termination Year in which such condition did not apply.  Solely for purposes of this Plan, “Annual Cash Bonus” means any performance based, year-end cash bonus or a cash bonus in lieu of a year-end cash bonus, and the amount of any Annual Cash Bonus awarded and paid shall include any amount of such bonus voluntarily deferred by the Old Plan Participant, Top 26-100 Variable Cash and TARP restricted stock units issued to “Top 25” employees in accordance with applicable regulations issued by the U.S. Department of the Treasury, as applicable.

The “Severance Period” shall be:

(a)  For each Old Plan Participant who is a Senior Vice President or higher of the Company as of the Transition Date (or, if earlier, the date of termination), 24 months; and

(b)  For all other Old Plan Participants, one month per year of service with the Company up to a maximum of 12 months, except that (a) no Old Plan Participant shall have a Severance Period of less than six months regardless of years of service and (b) any Old Plan Participant who was also eligible to receive benefits under the American International Group, Inc. Executive Severance Plan that was terminated as of June 26, 2008 (the “Initial Plan”) shall be entitled to a Severance Period that is no shorter than what would have been provided to such Old Plan Participant under the terms of the Initial Plan if such Old Plan Participant had been terminated on December 31, 2007.  For the avoidance of doubt, the Severance Period for an Old Plan Participant who is a Senior Vice President solely of a subsidiary of the Company (and not of American International Group, Inc.) shall be determined under this paragraph (2).

For Covered Terminations prior to January 1, 2014 (the “Transition Date”), the Old Plan Benefit shall be paid over the number of months in the Severance Period in substantially equal weekly, biweekly, semi-monthly or monthly installments (each, a “Severance Installment”) in accordance with the Old Plan Participant’s employer’s normal payroll practices.  Severance Installments paid to Old Plan Participants shall commence on a payroll date of the Old Plan Participant’s employer within 60 days following the Old Plan Participant’s termination of employment; provided that if the last day of such 60-day period ends in a calendar year after the Termination Year, then payment shall occur in the second calendar year.

For Covered Terminations on or after the Transition Date, the Old Plan Benefit will be paid in a lump sum as soon as practicable following the Covered Termination but in no event later than sixty (60) days thereafter (and in any event by March 15th of the year immediately following the Termination Year).

Any New Plan Payment will be paid in a lump sum as soon as practicable following the Covered Termination but in no event later than (60) days thereafter (and in any event by March 15th of the year immediately following the Termination Year); provided that any Pro Rata Incentive will be paid when annual short-term incentive bonuses for the Termination Year are regularly paid to similarly-situated active employees (but in no event later than March 15th of the year immediately following the Termination Year) and any Prior Year Incentive will be paid when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees (but in no event later than March 15th of the Termination Year).

D.     Continued Health and Life Insurance Coverage and Participation in Retiree Health and Retiree Life for Eligible Employees

Subject to Section IV.F, if an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if applicable, for a period in accordance with the requirements under COBRA; provided, however, that the Eligible Employee shall be solely responsible for paying the full cost of the monthly premiums for such COBRA coverage; and provided, further, that such coverage shall not be provided if during such period the Eligible Employee is or becomes ineligible under the provisions of COBRA for continuing coverage.  Any Eligible Employee who experiences a Covered Termination will receive one (1) year of additional service credit and credit for additional age solely for purposes of determining the Eligible Employee’s eligibility to participate in any Company retiree health plan and, if eligible, may choose to participate in any such plan as of his or her date of termination at the applicable rate or pay for COBRA coverage, if applicable.  If such an Eligible Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Eligible Employee may participate in the applicable Company retiree health plan(s) following the COBRA period.

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall also be entitled to an additional lump-sum payment of $40,000 (the “Supplemental Health & Life Payment”).  The Supplemental Health & Life Payment may, among other things, be payable towards COBRA healthcare and life insurance coverage after the Eligible Employee’s date of termination.

E.            Additional Non-qualified Pension Credits for Eligible Employees

Subject to Section IV.F, if an Eligible Employee experiences a Covered Termination, the Eligible Employee will receive one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the Company’s non-qualified pension plans (plans that are not intended to be qualified under the provisions of section 401 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which such Eligible Employee was actively participating immediately prior to his or her date of termination (the “Non-Qualified Pension Plans”).  Eligible Employees shall commence payments under the Non-Qualified Pension Plans at the time specified in the applicable plan, determined as if

“Qualified Plan Retirement Income” (as defined in the applicable plan) began to be paid immediately following the Eligible Employee’s date of termination.

F.      Transition of Old Plan Participants

Notwithstanding anything to the contrary set forth in the Plan, if an Old Plan Participant experiences a Covered Termination before the Transition Date, the Old Plan Participant shall not receive any benefits under Sections IV.D or IV.E of the Plan, and, instead, the terms of Sections IV.C through F of the Old Plan shall apply.

G.      Limitations on Severance; Reductions of Severance

The amounts described in Subsections B through F of this Section IV (collectively referred to as “Severance”) are subject to the Eligible Employee’s continued compliance with any applicable release and/or restrictive covenant agreement (referred to generically as the “Release”) that the Company may require under other compensation arrangements, any applicable employment agreement or the release pursuant to Section VI below.  Failure to execute or adhere to such a Release, or the revocation of such a Release, by the Eligible Employee shall result in a forfeiture of all Severance under the Plan.  (For the avoidance of doubt, any Severance Installment or other Severance benefit due under the terms of the Plan shall be forfeited to the extent such payment would have otherwise been due but for the Eligible Employee’s failure to provide the Company with a duly executed and effective Release.)  Nothing herein shall preclude the Company in its sole discretion from requiring the Eligible Employee to enter into other such releases or agreements as a condition to receiving Severance under the Plan.

H.      Code Section 409A

Except as provided below, payments under the Plan are intended to satisfy the “short-term deferral exception” under section 409A of the Code (“Code section 409A”).

Notwithstanding the foregoing, Old Plan Benefit payments with respect to Old Plan Participants who experience a Covered Termination prior to the Transition Date are intended to comply with Code section 409A, including any regulatory exceptions (such as the short-term deferral and separation pay exceptions) that may be applicable, and the Plan shall be interpreted, operated and administered accordingly.  To the extent applicable, each payment described in this paragraph shall be treated as a separate payment for purposes of Code section 409A and shall be made only in the event of a “separation from service” within the meaning of Code section 409A.  If an Old Plan Participant experiences a Covered Termination on or after the Transition Date due to his or her resignation for Good Reason and the Plan Administrator determines that the circumstances constituting Good Reason occurred prior to the Transition Date (and, in any event, would have constituted Good Reason under Section IV.K of the Old Plan), any Severance benefit that would otherwise be payable or due under Section IV of the Plan shall be paid at the time and in the form that severance benefits would have been provided under the Old Plan.  If the Plan Administrator determines that an Old Plan Participant who experiences a Covered Termination prior to the Transition Date is a “specified employee” for purposes of Code section 409A, any Severance benefit that would otherwise be payable or due under Section IV of the Plan shall be delayed for six months to the extent that such Severance is determined to constitute “deferred compensation” under Code section 409A.  In such case, the Old Plan Participant shall not receive such Severance benefit that is subject to the six-month delay until the first scheduled payroll date that occurs more than six months following the date of termination (the “First Payment Date”) and, on the First Payment Date, the Company shall pay the Old Plan Participant an amount equal to the sum of the Severance benefits that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of Code section 409A.

The Plan Administrator (as defined in Section VII.A) will have full authority to give effect to the intent of this Section VI.H.

I.             Covenants and for “Cause” Terminations

Notwithstanding anything to the contrary in the Plan, (a) if at any time the Eligible Employee breaches any of the provisions of a Release, or revokes it, or (b) if within one year after the last payment of Severance under the Plan, the Plan Administrator determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for “Cause”:

(1)  No further payments or benefits shall be due under this Section IV; and

(2)  The Eligible Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Eligible Employee under Sections IV.D, E or F) previously received by the Eligible Employee (which shall, for the avoidance of doubt, be calculated on a pre-tax basis);

provided that the Eligible Employee shall in all events be entitled to receive accrued wages, expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A above.

J.             No Rights

Other than as provided in this Section IV, an Eligible Employee shall have no rights to any compensation or any other benefits under the Plan.  All other benefits, if any, due to the Eligible Employee following the date of termination shall be determined in accordance with the plans, policies and practices of the Company or any subsidiary of the Company in effect on the date of termination. Whether the Eligible Employee’s employment has terminated for purposes of any Company plan or arrangement shall be determined on the basis of the applicable terms of the plan or arrangement.

K.            Non U.S. Participants

To the extent the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would prohibit any provision, feature or requirement of the Plan, or such Local Laws, an applicable collective bargaining of similar collective agreement, the determination of a court or other adjudicative body or an Eligible Employee’s contract of employment would require that the benefits provided under the Plan be duplicative of or in addition to other Company or subsidiary or employer provided or paid severance benefits or termination-related benefits to which such Eligible Employee is entitled,  the CMRC hereby delegates to the International ESP Committee the responsibility to develop a written appendix to the Plan specific to such country or non-U.S. jurisdiction that addresses the problematic provision, feature or requirement while maintaining as much of the intent and goals of the Plan as possible and also complying with Local Laws.  The International ESP Committee will share such appendix with all Eligible Employees in such country or non-U.S. jurisdiction, and with the Claims Administrator, and will maintain an inventory of all such appendices.  The International ESP Committee shall periodically consult with local counsel in such country to confirm that such appendices remain permissible, enforceable, and in accordance with Local Law.  The International ESP Committee shall be comprised of the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department (who shall be the Chairman of the International ESP Committee); and the Chairman shall appoint no less than two and no more than four qualified executives from among the Company’s human resources executives and human resources attorneys to be members of the International ESP Committee with him.  To the extent the position described in first clause of the sentence immediately above is vacant, the Chairman of the International ESP Committee shall be the executive described in the first paragraph of Section X of the Plan.

V.            No Duplication; No Mitigation

A.    No Duplication

The Plan is not intended to, and shall not result in any duplication of payments or benefits to any Eligible Employee.  The Compensation Committee shall be authorized to interpret the Plan to give effect to the preceding sentence.

B.    No Mitigation

In order for an Eligible Employee to receive the Severance described in the Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under the Plan, and there shall be no offset against any amounts due under the Plan on account of any remuneration attributable to any subsequent employment that the Eligible Employee may obtain.

VI.          Release and Restrictive Covenant Agreement

Subject to Sections IV.G and H above, the Company may require and condition payment of the Severance on the Eligible Employee’s execution of a Release in the form attached to the Plan as Exhibit A, as such Release may be modified by the General Counsel of the Company or his or her designee; provided, however, that such Release must be executed within 60 days after the date of termination; provided, further, that if the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would not permit all or a portion of the Release to be structured or executed in the form attached hereto, the General Counsel of the Company or his or her designee shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such Local Laws.

VII.         Plan Administration

A.    Compensation Committee

The Plan shall be interpreted, administered and operated by the Compensation Committee, which shall have the complete authority, in its sole discretion, subject to the express provisions of the Plan, to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of the Plan.  All interpretations and decisions by the Compensation Committee shall be final, conclusive and binding on all parties affected thereby, and shall supersede any decisions or actions by the “Claims Administrator” (as defined below).  Notwithstanding the foregoing, the Compensation Committee shall have the right to delegate to any individual member of the Compensation Committee or to any executive of the Company any of the Compensation Committee’s authority under the Plan; provided, that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of Severance under the Plan.  The Compensation Committee and/or the member of the Compensation Committee or the executive of the Company delegated any authority under the Plan shall be referred to in the Plan as the “Plan Administrator.”

B.    Expenses and Liabilities

All expenses and liabilities that the Plan Administrator and the Claims Administrator incur in connection with the administration of the Plan shall be borne by the Company.  The Plan Administrator and the Claims Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Claims Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  No member of the Compensation Committee or any executive delegated by the Compensation Committee as Plan Administrator, or the Claims Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Compensation Committee and any executive delegated by the Compensation Committee as the Plan Administrator and the Claims Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation to the extent permitted by (a) the Company’s charter; (b) the Company’s bylaws and (c) applicable law.

VIII.       Termination and Amendment

A.    Termination

The Compensation Committee may terminate the Plan in accordance with Section II of the Plan, provided that no termination shall adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a Covered Termination occurring before the time of termination of the Plan.  Any notice of termination shall be in accordance with Section VIII.C below.

B.    Amendment

The Compensation Committee may amend the Plan in any manner, provided that, in the event an amendment is determined by the Compensation Committee to be, in the aggregate, material and adverse to an Eligible Employee (taking into account any aspects of such amendments that are beneficial to the Eligible Employee), the Compensation Committee shall provide 12 months’ notice to such Eligible Employee in accordance with Section VIII.C below (and no such change shall be effective before the second anniversary of the Effective Date).  In addition, the Compensation Committee may, at any time, amend the Plan in any manner it determines in good faith is necessary or appropriate (1) to comply with applicable law or (2) to comply with Code section 409A.  Any notice of amendment shall be in accordance with Section VIII.C below.

For the avoidance of doubt, amendments under the preceding sentence may be material and adverse to Eligible Employees.  In addition, if an employee was not an Eligible Employee because he or she had an employment agreement (or other agreement or arrangement) that contemplated payment of severance with respect to any termination, the Compensation Committee may amend the Plan to exclude such employee without notice to such employee (notwithstanding the expiration of such agreement or arrangement) if it determines that in good faith that such exclusion is necessary to comply with Code section 409A.

C.            Notice of Termination or Amendment

The Company shall be deemed to have provided any notice required by this Section VIII if the Company makes a reasonable, good faith effort to email or otherwise contact all Eligible Employees.  For the avoidance of doubt, notice shall be deemed to have been validly delivered to every Eligible Employee notwithstanding that certain individual Eligible Employees do not receive actual notice, if the Company makes reasonable, good faith efforts as provided in the preceding sentence.

IX.                              Claims and Appeals Procedures

The following claim review and claim appeal procedures apply to all claims of any nature related to the Plan.  For purposes of the Plan, the “Claims Administrator” is the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department; provided however, if that aforementioned position is vacant, then the Company’s senior most executive whose responsibility it is to oversee all Human Resources matters of the Company on a global basis shall be the Claims Administrator and if both of the immediately aforementioned positions are vacant, then the Chief Executive Officer of the Company shall appoint an individual to be the Claims Administrator.  The Claims Administrator, in his or her discretion, may delegate in writing the Claims Administrator responsibilities to a committee comprised of three individuals selected from among the human resources executives and human resources attorneys of the Company, who shall act as Claims Administrator.

A.            Initial Claim

To the extent that an Eligible Employee believes that he or she is entitled to a benefit under the Plan that such Eligible Employee has not received, such Eligible Employee may file a claim for benefits under the Plan, as provided in this Section IX of the Plan.

1.              Procedure for Filing a Claim

An Eligible Employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Claims Administrator), along with any supporting comments, documents, records and other information, to the Claims Administrator in person or by messenger.

If an Eligible Employee fails to properly file a claim for a benefit under the Plan, the Eligible Employee shall be considered not to have exhausted all administrative remedies under the Plan, and shall not be able to bring any legal action for the benefit.  Claims and appeals of denied claims may be pursued by an Eligible Employee, or if approved by the Claims Administrator, by an Eligible Employee’s authorized representative.

2.              Initial Claim Review

The Claims Administrator shall conduct the initial claim review.  The Claims Administrator shall consider the applicable terms and provisions of the Plan and amendments to the Plan, and any information and evidence presented by the Eligible Employee and any other relevant information.

3.              Initial Benefit Determination

(a)         Timing of Notification on Initial Claim

The Claims Administrator shall notify an Eligible Employee about his or her claim within a reasonable period of time, but, in any event, within 90 days after the Plan Administrator or Claims Administrator, as the case may be, receives the Eligible Employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim.  If the Claims Administrator determines that an extension is needed, the Eligible Employee shall be notified before the end of the initial 90-day period.  The notification shall say what special circumstances require an extension of time.  The Eligible Employee shall be told the date by which the Claims Administrator expects to render the determination, which in any event shall be within 90 days from the end of the initial 90-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information.  If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

(b)         Manner and Content of Notification of Denied Claim

In the event the Claims Administrator denies an Eligible Employee’s claim for benefits, the Claims Administrator shall provide an Eligible Employee with written or electronic notice of any denial, in accordance with applicable U.S. Department of Labor regulations.  The notification shall include:

(i)  The specific reason or reasons for the denial;

(ii)  Reference to the specific provision(s) of the Plan on which the determination is based;

(iii)  A description of any additional material or information necessary for an Eligible Employee to revise the claim and an explanation of why such material or information is necessary; and

(iv)  A description of the Plan’s review procedures and the time limits applicable to such procedures.

4.              Claims Processing

In the event the Claims Administrator approves an Eligible Employee’s claim for benefits, the Claims Administrator shall provide the Release that the Eligible Employee must sign pursuant Section VI of the Plan, and shall coordinate with the applicable Company payroll department, the Company benefits department, and any other Company entity or counsel as necessary to implement the terms of Section IV of the Plan.

B.            Review of Initial Benefit Denial

1.              Procedure for Filing an Appeal of a Denial

Any appeal of a denial must be delivered to the Plan Administrator within 60 days after an Eligible Employee receives notice of denial.  Failure to appeal within the 60-day period shall be considered a failure to exhaust all administrative remedies under the Plan and shall make an Eligible Employee unable to bring a legal action to recover a benefit under the Plan.  An Eligible Employee’s appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator).  The request for an appeal must be filed with the Plan Administrator in person or by messenger, in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested, to the Plan Administrator.

2.              Review Procedures for Denials

The Plan Administrator shall provide a review that takes into account all comments, documents, records and other information submitted by an Eligible Employee without regard to whether such information was submitted or considered in the initial benefit determination.  An Eligible Employee shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

3.              Timing of Notification of Benefit Determination on Review

The Plan Administrator shall notify an Eligible Employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within 60 days after the Plan Administrator receives the Eligible Employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.

If the Plan Administrator determines that an extension is required, the Plan Administrator shall tell an Eligible Employee in writing before the end of the initial 60-day period.  The Plan Administrator shall tell the Eligible Employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event shall be within 60 days from the end of the initial 60-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information.  If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

4.              Manner and Content of Notification of Benefit Determination on Review

The Plan Administrator shall provide a notice of the Plan’s benefit determination on review, in accordance with applicable U.S. Department of Labor regulations.  If an Eligible Employee’s appeal is denied, the notification shall include:

(a)  The specific reason or reasons for the denial;

(b)  Reference to the specific provision(s) of the Plan on which the determination is based; and

(c)  A statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.

If an Eligible Employee’s appeal is approved, the Plan Administrator shall forward the claim to the Claims Administrator for processing in accordance with Section IX.A.4 above.

C.            Legal Action

An Eligible Employee cannot bring any action to recover any benefit under the Plan if the Eligible Employee does not file a valid claim for a benefit and seek timely review of a denial of that claim.

X.                                   Withholding Taxes

The Company may withhold from any amounts payable under the Plan such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

XI.                              Miscellaneous

A.            No Effect on Other Benefits

Any Severance received by an Eligible Employee under the Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in the Plan.  With respect to any benefit plan, program, policy or agreement that takes into account only base salary as relevant compensation, only the portion of such Severance that is payable on account of annual base salary as of the date of termination as calculated in Section IV.B.1 shall be taken into account for purposes of such benefit plan, program, policy or agreement.

B.            Unfunded Obligation

Any Severance and benefits provided under the Plan shall constitute an unfunded obligation of the Company.  Severance and other benefits paid under the Plan will be made, when due, entirely by the Company from its general assets.  The Plan shall constitute solely an unsecured promise by the Company to provide Severance to Eligible Employees to the extent provided herein.  For the avoidance of doubt, any pension, health or life insurance benefits to which an Eligible Employee may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company.  The Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in the Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans.

C.            Employment Status

The Plan does not create an employment relationship between any Eligible Employee and the Company or any of its subsidiaries.  The Plan is not a contract of employment, is not part of a contract of employment (unless such contract explicitly incorporates the Plan into such contract), does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company or any subsidiary of the Company to terminate the employment of the Eligible Employee at any time for any reason or no reason or to change the status of any Eligible Employee’s employment or to change any employment policies.

D.            Section Headings

The section headings contained in the Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of the Plan.

E.            Governing Law

It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for the purpose of providing benefits for a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent.  The Plan Administrator shall provide any documents relating to the Plan to the Secretary of the U.S. Department of Labor upon request.  The Plan and all rights under the Plan shall be governed and construed in accordance with ERISA, and, to the extent not preempted by federal law, with the laws of the State of New York.  The Plan shall also be subject to all applicable non-U.S. laws as to Eligible Employees located outside of the United States.

In the event that any provision of the Plan is not permitted by the Local Laws, of a country or jurisdiction in which an Eligible Employee works, such Local Law shall supersede or modify (as applicable) that provision of the Plan with respect to that Eligible Employee.

F.             Compensation Requirements; Superseding Authority

The Plan and payments hereunder shall be subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government, or an agency or instrumentality thereof, as the same are in effect from time to time.  Eligible Employees may receive payments under the Plan only to the extent consistent with those regulations and requirements.

Notwithstanding anything to the contrary contained herein, the Board reserves the authority to cancel or reduce the Severance provided under the Plan or restructure such Severance provided under the Plan (including, without limitation, by requiring any cash payment to be delivered in whole or in part in any other property, adding a condition to or deferring the vesting or delivery of any payment and/or restricting the transferability of any stock or other property delivered in satisfaction of the Severance provided under the Plan), in each case, if the Board determines, in its reasonable discretion, that the Company faces a significant threat to its financial viability due to extraordinary adverse circumstances; provided that, in no event shall such authority extend to any action that would (1) if any portion of the Severance provided under the Plan is determined by the Company to be an equity-classified award under Accounting Standards Codification (ASC) Topic 718, cancel, reduce or defer the vesting of such portion of the Severance provided under the Plan or delay the transferability of any stock or other property delivered in satisfaction of such portion for more than an additional five years; (2) violate any applicable law (including any applicable non-US law); or (3) cause the Severance provided under the Plan to cease to comply with Code section 409A.

G.           Assignment

The Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If an Eligible Employee should die while any amount is still payable to the Eligible Employee under the Plan had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, or as determined by the Compensation Committee, to the Eligible Employee’s estate.  An Eligible Employee’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Glossary of Terms

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Eligible Employee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the Eligible Employee’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) the Eligible Employee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (iv) the Eligible Employee’s material violation of the Company’s codes or conduct or any other Company policy as in effect from time to time.  The Determination as to whether Cause has occurred shall be made by the Plan Administrator in its sole discretion.  The Plan Administrator shall also have the authority in its sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting Cause.

“Change in Control” shall mean the occurrence of any of the following events:

(1)  Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(2)  Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities:  (A) by the Company or any subsidiary of the Company (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(3)  The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business

1

Combination”) that results in any person (other than the United States Department of Treasury) becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination;

(4)  The consummation of a sale of all of substantially all of the Company’s assets (other than to an affiliate of the Company); or

(5)  The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

“Disability” shall mean a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which the Eligible Employee qualifies for income replacement benefits under the Eligible Employee’s employer’s long-term disability plan for at least 3 months, or, if the Eligible Employee does not participate in such a plan, a period of disability during which the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Good Reason” shall mean, in the absence of written consent of the Eligible Employee, a reduction of more than twenty percent (20%) in the Eligible Employee’s annual target direct compensation (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); provided that such reduction will not constitute Good Reason if it results from a Board-approved program generally applicable to similarly-situated employees; provided, further, that prior to the Transition Date, for Old Plan Participants, Good Reason shall have the meaning given in Section IV.K the Old Plan.  Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) the Eligible Employee gives written notice to the Company of termination of employment within 30 days after the Eligible Employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) the Eligible Employee’s “separation from service” (within the meaning of Code section 409A) occurs no later than two years following the initial existence of the circumstances giving rise to Good Reason.

2

EXHIBIT A

AMERICAN INTERNATIONAL GROUP, INC.
RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between                                        (the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”).

Each term defined in the American International Group, Inc. 2012 Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

In addition, each term defined in the American International Group, Inc. Executive Severance Plan (the “Old Plan”) has the same meaning when used in sections of this Agreement discussing the Old Plan.

I.                                        Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “AIG”) shall terminate on                                (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG and shall no longer report to work for AIG.  For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II.                                   Severance

[Non Grandfathered (Newly Eligible) Participants]

[The Employee shall receive a lump sum severance payment in the gross amount of $                              , less applicable tax and benefit withholdings paid out in a lump sum as soon as practicable but in no event later than sixty (60) days following the Termination Date (and in any event by March 15th of the year immediately following the Termination Year in accordance with Section IV.B(2) of the Plan.  The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated in accordance with Section IV.B(1)(b) of the Plan and payable when such incentives are regularly paid to similarly-situated active employees (but in no event later than March 15th of the year immediately following the Termination Year). [The Employee shall also receive a lump sum cash payment equal to the Employee’s annual short-term incentive bonus for the Prior Year if such bonus has not been paid as of the date of termination calculated in accordance with Section IV.B.(1)(a) of the Plan and payable when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees (but in no event later than March 15th of the Termination Year).]

[Grandfathered, Old Plan Participants]

[If Terminated After the Transition Date] The Employee shall receive a lump sum severance payment in the gross amount of $                              , less applicable tax and benefit withholdings paid out in a lump sum as soon as practicable but in no event later than sixty (60) days following the Termination Date (but in no event later than March 15th of the year immediately following the Termination Year) in accordance with Section IV.C of the Plan.

[If Terminated Prior to the Transition Date] The Employee shall receive Severance Installments in the gross amount of $                              , less applicable tax and benefit withholdings paid out over                  months (in substantially equal weekly, biweekly, or monthly installments) in accordance with Section IV.C of the Plan, and Section IV.B of the Old Plan, and the Company’s normal payroll practices.  The Severance Period (as defined in the Old Plan) shall end on                                         , 201     (the “Severance End Date”).  Solely for purposes of the AIG Retirement Plan and any life insurance benefits provided pursuant to Section IV.F of the Plan and Section IV.F. of the Old Plan, only that portion ($                    ) of the Severance Installments that is equal to the Employee’s regular salary installments at the time of the Termination Date shall be treated as “salary” (the remainder, $                       shall be treated as non-salary).

[Regardless of whether Termination occurs before or after Transition Date]

[ If Participant is Grade 27+: If dollar amount of severance is greater under new ESP formula than under old ESP formula The Employee shall also receive a New Plan Payment, if any, in accordance with Section IV.C. of the Plan in a lump sum as soon as practicable following the Termination Date but in no event later than (60) days thereafter (and in any event by March 15th of the Termination Year).]  [If terminated after March 31st  The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated in accordance with Section IV.B(1)(b) of the Plan and payable when such incentives are regularly paid to similarly-situated active employees (but in no event later than March 15th of the Termination Year).] [If annual short-term bonus for prior year has not been paid as of the date of termination The Employee shall also receive a lump sum cash payment equal to the Employee’s annual short-term incentive bonus for the Prior Year calculated in accordance with Section IV.B. (1)(a) of the Plan and payable when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees (but in no event later than March 15th of Termination Year.]]

The Employee shall also be paid accrued wages, reimbursed expenses, and                  days of accrued, unused paid time off (“PTO”) as of the Termination Date.  The Employee shall not accrue any PTO after the Termination Date.

III.                              Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, the Company’s right to alter the terms of such plans or programs).  No further deductions or employer matching contributions shall be made on behalf of the Employee to the Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate or be eligible for coverage under the Short-Term and Long-Term Disability programs, and the ISP.  After the Termination Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.  [To the extent the Employee has amounts that remain deferred under the Supplemental Incentive Savings Plan (“SISP”) or the Executive Deferred Compensation Plan (“EDCP”) as of the Termination Date, a distribution because of termination of employment of the Employee’s account balance under the SISP and EDCP will be paid after Termination Date pursuant to the terms of the SISP and EDCP. ] The Employee shall not accrue vacation after the Termination Date.

[At all times, for Newly Eligible Non-Grandfathered Participants, and after the Transition Date, for all Participants]

[As set forth in Section IV.D of the Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage.  The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage.  In addition, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Employee’s eligibility to participate in any Company Retiree Medical program and, if eligible, may choose to participate in such Company Retiree Medical program as of the Termination Date at the applicable rate or pay for COBRA coverage.  If the Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Employee may participate in the Company Retiree Medical program following the COBRA period.  The Employee shall also be entitled to a Supplemental Health & Life Payment of $40,000 which may, among other things, be payable towards COBRA and life insurance coverage after the Termination Date.

As set forth in Section IV.E of the Plan, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the Non-Qualified Pension Plans.  Any payments under the Non-Qualified Pension Plans shall commence at the time specified in the applicable plan, determined as if “Qualified Plan Retirement Income” (as defined in the applicable plan) began to be paid immediately following the Termination Date.

Except as set forth in this Agreement and Sections IV.D and E of the Plan there are no other payments or benefits due to the Employee from the Company.  The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Code section 409A to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.]]

[For Grandfathered Participants Prior to the Transition Date]

[In accordance with Section IV.F. of the Plan and as set forth in Section IV.C. of the Old Plan, the Employee’s Severance Period shall be treated as continued employment for the purpose of outstanding Senior Partners Units (“SPUs”) that are earned but unvested under the Senior Partners Plan, and options, if any, in each case that would otherwise have vested or become exercisable during the Severance Period had the Employee’s employment not terminated.

[In accordance with Section IV.F of the Plan, and as set forth in Section IV.D of the Old Plan, the Employee shall be entitled to participate during the Severance Period in the applicable Company-provided health plans for active employees in which the Employee participated prior to termination by paying on an after-tax basis the applicable employee contribution charged to active employees receiving similar coverage.  If the Employee participates in such plan, the actuarial cost of such coverage in excess of the applicable employee contribution paid by the Employee, as determined by the Company, shall be imputed as taxable income to the Employee.  The Employee agrees that the Employee shall provide promptly to the Claims Administrator or his or her designee, as applicable, without request, all information known to the Employee that may be applicable to, and all other information the Company may reasonably request for purposes of, determining the Employee’s eligibility for continuing active employee health coverage.

In addition, in accordance with Section IV.F of the Plan and as set forth in Section IV.D of the Old Plan, the Severance Period shall be treated as a period of employment service (in connection with both the age and service requirements) for purposes of determining the Employee’s eligibility to participate in, and to calculate the amount of the Company contribution towards, any Company retiree health plan.  For these purposes, the Employee’s deemed period of employment service shall end as of the last day of the Severance Period.  If the Employee would not have satisfied the eligibility requirements to participate in any Company retiree health plan but for the treatment of the Severance Period as a period of employment service, the actuarial cost of such retiree health coverage in excess of any contribution paid by the Employee, as determined by the Company, shall be imputed as income for all periods in which such retiree health coverage is provided.]

In accordance with Section IV.F of the Plan, and as set forth in Section IV.E of the Old Plan, the Employee shall be entitled to additional service credit and credit for additional age, in each case in an amount equal to the length of the Severance Period, for purposes of calculating the Employee’s benefit amounts, and determining vesting and eligibility for retirement (including early retirement), under the Non-Qualified Pension Plans.  For the avoidance of doubt, Severance Installments shall not be included in the calculation of any of the Employee’s benefits under the Non-Qualified Pension Plans.  Any payments under the Non-Qualified Pension Plans shall commence at the time specified in the applicable plan, determined as if “Qualified Plan Retirement Income” (as defined in the applicable plan) began to be paid immediately following the Termination Date.

In accordance with Section IV.F of the Plan, and as set forth in Section IV.F of the Old Plan, the Employee shall be entitled to participate during the Severance Period in the group life insurance benefits generally available to active employees of the Company.  The Employee shall be required to pay the costs of such coverage on the same basis as prior to the date of termination.  Any portion of the premium paid by the Company shall be imputed as taxable income to the Employee.

The Employee will continue to participate in and accrue benefits in the AIG Retirement Plan through the Severance End Date.  The AIG Retirement Plan deems an Employee on severance payroll continuation to be a participant in the Plan.  If the Employee is vested and has the age and service to commence a benefit, benefits under the AIG Retirement Plan may commence after the last day on payroll.]

Except as set forth in this Agreement and Sections IV.C through F of the Old Plan, and Section IV.F of the Plan there are no other payments or benefits due to the Employee from the Company.  The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Code section 409A to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.]

IV.                               Release of Claims

In consideration of the payments and benefits described in Section IV of the Plan and Section II and II of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, assigns, directors, officers, partners, members, employees, agents or the Plan (collectively, the “Releasees”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state, local and foreign laws and regulations.  By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s Charter and by-laws [or other document if not an AIG employee or officer] (the “Unreleased Claims”).  In addition, the Employee waives any claim to reinstatement or re-employment with AIG, the Employee shall not seek or accept employment with AIG after the Termination Date and the Employee agrees not to bring any claim based upon the failure or refusal of AIG to employ the Employee hereafter.

V.                                    Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.  By signing this Agreement the Employee:

(a)  Acknowledges that the Employee shall not initiate or cause to be initiated on his behalf any Proceeding and shall not participate in any Proceeding, in each case, except as required by law;

(b)  Waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”); and

(c)  Acknowledges that the Employee shall be limiting the availability of certain remedies that the Employee may have against AIG and limiting also the Employee’s ability to pursue certain claims against the Releasees.

Notwithstanding the above, nothing in Section V of this Agreement shall prevent the Employee from:

(x)  Initiating or causing to be initiated on his or her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his or her claims under the ADEA contained in Section IV of this Agreement (but no other portion of such waiver), or

(y)  Initiating or participating in an investigation or proceeding conducted by the EEOC.

VI.                               Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled.  The Employee acknowledges that the Employee has been advised that the Employee has 21 days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.                          Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the General Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement.  Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement.  If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement.

VIII.                     No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

IX.                              Restrictive Covenants

A.            Non-Solicitation/Non-Competition

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1.  During the period commencing on the Employee’s Termination Date and ending on the one-year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, without AIG’s written consent, hire, solicit or encourage to cease to work with AIG or any employee, consultant or agent of AIG.

2.  During the period commencing on the Employee’s Termination Date and ending on the six-month anniversary of such date, the Employee shall not, directly or indirectly:

(a)  Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b)  Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c)  Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)  Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

3. For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business:

(a)  The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;

(b)  The life and accident and health insurance business;

(c)  The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;

(d)  The investment and financial services business, including retirement services and mutual funds services; or

(e)  Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.

4.  Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

5.  The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:

(a)  Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;

(b)  Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c)  Such provisions are not harmful to the general public; and

(d)  Such provisions are not unduly burdensome to the Employee.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6.  It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.            Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with AIG) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about AIG or the officers, directors or managers of AIG other than to the extent reasonably necessary in order to (a) assert a bona fide claim against AIG arising out of the Employee’s employment with AIG, or (b) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

C.            Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D.            Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice AIG and would be detrimental to AIG’s continuing relationship with its employees.  Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement to anyone other than the Employee’s immediate family, attorneys or tax advisors, and further agrees to use the Employee’s best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else.  The Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, Personal Information or information about the existence or content of this Agreement when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall:

(a) Promptly notify AIG of such order;

(b)  At the written request of AIG, diligently contest such order at the sole expense of AIG; and

(c)  At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Upon the Termination Date the Employee shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:

“Confidential Information” shall mean information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of AIG or customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof).

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E.            Developments

Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments.  The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware, or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F.             Cooperation

The Employee agrees (whether during or after the Employee’s employment with AIG) to cooperate:

(a) With AIG in connection with any litigation or regulatory matters in which the Employee may have relevant knowledge or information, and

(b) With all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to AIG.

This cooperation shall include, without limitation, the following:

(x) To meet and confer, at a time mutually convenient to the Employee and AIG, with AIG’s designated in-house or outside attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition;

(y) To appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and

(z) To give truthful sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt AIG’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their record instructions at deposition.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph.

X.                                   Enforcement and Clawback

If (a) at any time the Employee breaches Section V of this Agreement, (b) within one (1) year of the expiration of any restrictive covenant described in Sections IX.A, B or D of this Agreement, AIG determines that the Employee materially breached such restrictive covenant or (c) within one year of the last payment date for any Severance benefit due under the terms of the Plan, AIG determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for AIG to terminate the Employee’s employment for Cause, then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (y) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Employee under Section IV.D through F of the Plan) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, AIG shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section IX of this Agreement.

XI.                              General Provisions

A.            No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.            Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.  THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

C.            Compensation Requirements; Superseding Authority

For applicable terminations prior to December 14, 2012 only: Payments under this Agreement and/or the Plan shall be subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government, or any agency or instrumentality thereof, as the same are in effect from time to time.  The Employee may receive payments under this Agreement and/or the Plan only to the extent consistent with those regulations and requirements.

Notwithstanding anything to the contrary contained herein, the Board reserves the authority to cancel or reduce Severance or other benefits provided under this Agreement and/or the Plan or restructure such Severance or other benefits (including, without limitation, by requiring any cash payment to be delivered in whole or in part in any other property, adding a condition to or deferring the vesting or delivery of any payment and/or restricting the transferability of any stock or other property delivered in satisfaction of the

Severance or other benefits), in each case, if the Board determines, in its reasonable discretion, that the Company faces a significant threat to its financial viability due to extraordinary adverse circumstances; provided that, in no event shall such authority extend to any action that would: (1) if any portion of the Severance or benefits is determined by the Company to be an equity-classified award under Accounting Standards Codification (ASC) Topic 718, cancel, reduce or defer the vesting of such portion of the Severance or other benefits or delay the transferability of any stock or other property delivered in satisfaction of such portion for more than an additional five years; (2) violate any applicable law (including any applicable non-US law); or (3) cause the Severance or other benefits to cease to comply with Code section 409A.

D.            Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein.  There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing, signed by the parties hereto.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

E.            Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered:  (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt.  Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

American International Group, Inc.

80 Pine Street

New York, NY 10005

Fax: 212-770-1584

Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:
	Name:	Date:
Title:

AMERICAN INTERNATIONAL GROUP, INC.

By:
	Name:	Date:
Title: